SNOWDEN

Suite 600 – 1090 West Pender Street
Vancouver BC V6E 2N7
CANADA
Telephone +1-604-683-7645
Facsimile +1-604-683-7929
atrueman@snowdengroup.ca
www.snowdengroup.com

Perth, Brisbane, Vancouver, Johannesburg, London

Warwick S. Board, P. Geo
Senior Consultant
Snowden Mining Industry Consultants Inc.

Consent of Geologist (Warwick Board, P.Geo., Ph.D (Geology), MAusIMM, Pr.Sci.Nat)

Reference is made to the Annual Report on Form 20-F for the year ended December 31, 2007 (the "Annual Report") of Southwestern Resources Corp. (the "Company"), filed with the U.S. Securities and Exchange Commission.

I hereby consent to the references to my name under the heading "Property, Plant and Equipment – Boka Property, Yunnan, China " in the Company's Annual Information Form and to all other references to my name included or incorporated by reference in the Annual Report, and I further consent to the reliance in the Annual Report on the independent technical report dated November 9, 2007, prepared by Snowden Mining Industry Consultants Inc., entitled "Mineral Resource Estimate, Boka Gold Project, Yunnan Province, P.R.C." which the Company used, or directly quoted from, in preparing summaries concerning the Boka Gold Project, which appear in such Annual Report.

Very truly yours,

PROFESSIONAL PROVINCE OF Dr. W. S. BOARD #31256 BRITISH COLUMBIA GEOSCIENTIST

Warwick S. Board, P. Geo